Exhibit 99.1

NEWS RELEASE

MCDERMOTT INTERNATIONAL, INC. ANNOUNCES COMPREHENSIVE PREPACKAGED RESTRUCTURING TRANSACTION TO DE-LEVER BALANCE SHEET AND IMMEDIATELY POSITION COMPANY FOR LONG-TERM GROWTH

•	Financial restructuring transaction supported by more than two-thirds of all funded debt creditors

•	Transaction to equitize nearly all funded debt; company to emerge with committed letter of credit financing and only $500 million of funded debt

•	Restructuring to be implemented through prepackaged chapter 11 process to be commenced later today and on expedited schedule with the support of $2.81 billion debtor-in-possession financing

•	Customer projects to continue seamlessly; all operations continue in normal course

•	Plan provides that all suppliers will continue to receive payments and be paid in full

•	Agreement to sell Lummus Technology to The Chatterjee Group and Rhône Group for $2.725 billion, subject to higher or otherwise better bids received through a court-supervised auction process

HOUSTON, Jan 21, 2020 – McDermott International, Inc. (NYSE: MDR) (“McDermott”) today announced that it has the support of more than two-thirds of all its funded debt creditors for a restructuring transaction that will equitize nearly all the Company’s funded debt, eliminating over $4.6 billion of debt.

The restructuring transaction will be implemented through a prepackaged Chapter 11 process that will be financed by a debtor-in-possession (“DIP”) financing facility of $2.81 billion. Subject to court approval, McDermott expects the DIP financing, combined with cash generated by McDermott, to enable the Company to stabilize its cash flows, continue operating in the normal course and fulfill its commitments to key stakeholders, including customers, suppliers, joint-venture partners, business partners and employees.

The Company also has secured committed exit financing of over $2.4 billion in letter of credit facility capacity and will emerge from Chapter 11 with approximately $500 million in funded debt. The restructuring transaction will strengthen the Company’s balance sheet, normalize its trade debt and position the Company for long-term growth.

All of McDermott’s businesses are expected to continue to operate as normal for the duration of the restructuring. McDermott expects to continue to pay employee wages and health and welfare benefits, and to pay all suppliers in full. All customer projects are expected to continue uninterrupted on a global basis.

This morning, the Company commenced solicitation of votes from its lenders and bondholders in support of a prepackaged Chapter 11 Plan of Reorganization (“the Plan”). The Company intends to commence the prepackaged Chapter 11 filing in the U.S. Bankruptcy Court for the Southern District of Texas (“the Court”) later today. The Company’s support from all of its creditor constituencies is memorialized in a Restructuring Support Agreement. The Company plans to move swiftly toward Court approval of the Plan, with confirmation expected within approximately two months from filing.

As part of the restructuring transaction, subsidiaries of McDermott have entered into a share and asset purchase agreement (the “Agreement”) with a joint partnership between The Chatterjee Group and Rhône Group (the “Joint Partnership”) pursuant to which the Joint Partnership will serve as the “stalking-horse bidder” in a court-supervised sale process for Lummus Technology.

Under the terms of the Agreement, the Joint Partnership has agreed, and is committed, to acquire Lummus Technology for a base purchase price of $2.725 billion. McDermott will have the option to retain or purchase, as applicable, a 10 percent common equity ownership interest in the entity purchasing Lummus Technology. McDermott expects to hold an auction in approximately 45 days to solicit higher or better bids for the Lummus Technology business. Either the Joint Partnership or the winning bidder at the auction will purchase Lummus Technology as part of the Chapter 11 process, subject to regulatory and court approval.

Proceeds from the sale of Lummus Technology are expected to repay the DIP financing in full, as well as fund emergence costs and provide cash to the balance sheet for long-term liquidity.

“The restructuring transaction, which has the full support from all of our funded creditors, including our unsecured bondholders, is further recognition of McDermott’s fundamentally solid operating business and proven strategy,” said David Dickson, President and Chief Executive Officer of McDermott. “Our record backlog, the majority of which has been booked in the last two years, and high rate of new project awards demonstrates our customers’ continued confidence in our business, the demand for our skills and our long-term opportunities ahead.”

Mr. Dickson continued, “This financial restructuring will create a sustainable capital structure that matches the strength of our operating business. As a result of the transaction, we are eliminating over $4.6 billion in debt from our balance sheet and we will emerge with robust liquidity and significant financing to execute on customer projects in our backlog. Throughout this process, which we expect to complete expeditiously, McDermott will continue all business operations as normal and deliver on our commitments to our customers. I would like to thank our customers, employees, suppliers and partners for their ongoing dedication, and our lenders for their continued collaboration in reaching this comprehensive and definitive balance sheet solution. McDermott will emerge a stronger, more competitive company with a solid financial foundation, and we will build upon our reputation as a premier, fully integrated provider of technology, engineering and construction solutions to the energy industry.”

As a result of the upcoming Chapter 11 filing, McDermott expects to be delisted from the New York Stock Exchange within the next 10 days. McDermott common stock will continue to trade in the over-the-counter marketplace throughout the pendency of the Chapter 11 process. The shares are proposed to be cancelled as part of McDermott’s restructuring.

Upon the Chapter 11 filing, more information about McDermott’s restructuring, including access to Court documents, will be available at https://cases.primeclerk.com/McDermott or contact Prime Clerk, the Company’s noticing and claims agent, at 877-426-7705 (for toll-free domestic calls) and 917-994-8380 (for tolled international calls), or email McDermottInfo@primeclerk.com.

Kirkland & Ellis LLP is serving as legal counsel to McDermott, Evercore Group L.L.C. is serving as the Company’s financial advisor and AP Services, LLC, an affiliate of AlixPartners, is serving as operational advisor. Jackson Walker L.L.P. is serving as local legal counsel, Baker Botts L.L.P. is serving as corporate legal counsel, Arias, Fabrega & Fabrega is serving as Panamanian legal counsel and Prime Clerk is serving as administrative agent.

Davis Polk & Wardwell LLP is serving as legal counsel to the Term Loan Lenders, Centerview Partners LLC is serving as financial advisor to the Term Loan Lenders, Barclays is serving as agent to the Term Loan Lenders and Latham & Watkins LLP is serving as legal counsel to the agent to the Term Loan Lenders.

Linklaters LLP is serving as legal counsel to the Revolving Lenders, Crédit Agricole Corporate and Investment Bank is serving as agent to the Revolving Lenders, Bracewell LLP is serving as legal counsel to the agent to the Revolving Lenders and FTI Consulting is serving as financial advisor to the agent to the Revolving Lenders.

Paul, Weiss, Rifkind, Wharton & Garrison LLP and Brown Rudnick LLP are serving as legal counsel to the bondholders, Houlihan Lokey, Inc. is serving as financial advisor to the bondholders.

About McDermott

McDermott is a premier, fully integrated provider of technology, engineering and construction solutions to the energy industry. For more than a century, customers have trusted McDermott to design and build end-to-end infrastructure and technology solutions to transport and transform oil and gas into the products the world needs today. Our proprietary technologies, integrated expertise and comprehensive solutions deliver certainty, innovation and added value to energy projects around the world. Customers rely on McDermott to deliver certainty to the most complex projects, from concept to commissioning. It is called the “One McDermott Way.” Operating in over 54 countries, McDermott’s locally focused and globally integrated resources include more than 42,000 employees, a diversified fleet of specialty marine construction vessels and fabrication facilities around the world. To learn more, visit www.mcdermott.com.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this communication which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties. These forward-looking statements include, among other things, statements about improving McDermott’s capital structure, McDermott’s ability to effect its restructuring as expected, or at all, the inability of McDermott to execute on contracts in backlog successfully, intended use of proceeds from a transaction involving a sale of all or part of the Lummus Technology business and strengthening of McDermott’s balance sheet. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: negotiations with third parties; regulatory and other approvals; adverse changes in the markets in which McDermott operates or credit or capital markets; and actions by lenders, other creditors, customers and other business counterparties of McDermott. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see each of McDermott’s annual and quarterly filings with the U.S. Securities and Exchange Commission, including McDermott’s annual report on Form 10-K for the year ended December 31, 2018 and subsequent quarterly reports on Form 10-Q. This communication reflects the views of McDermott’s management as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Contacts:

Investor Relations

Scott Lamb

Vice President, Investor Relations

+1 832 513 1068

Scott.Lamb@McDermott.com

Global Media Relations

Gentry Brann

Senior Vice President, Communications, Marketing and Administration

+1 646 805 2849

Media@McDermott.com

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